Exhibit 99.1

TIME WARNER INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS

Full-Year Highlights

•	Revenues increased 7% to $31.3 billion

•	Turner and Home Box Office’s Subscription revenues increased 13% and 11%, respectively

•	Operating Income grew 5% to $7.9 billion and Adjusted Operating Income grew 7% to $8.2 billion

•	EPS grew 34% to $6.64 and Adjusted EPS grew 27% to $7.47

•	Cash Provided by Operations from Continuing Operations grew 9% to $5.1 billion and Free Cash Flow grew 2% to $4.4 billion

NEW YORK, February 1, 2018 – Time Warner Inc. (NYSE:TWX) today reported financial results for its fourth quarter and full year ended December 31, 2017.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another very successful year in 2017, achieving our financial goals thanks to the great creative and programming excellence across Time Warner. All three of our operating divisions increased revenue and profits while also investing to capitalize on the growing demand for the most creative and compelling content as well as new ways to deliver it to audiences worldwide. Warner Bros. had its best year ever at the global box office with its films grossing over $5 billion in box office receipts, led by hits like Wonder Woman, It and Dunkirk, which received eight Academy Award nominations, including for Best Picture. Warner Bros. also remains the #1 supplier of television shows for the broadcast networks, and saw continued growth in games with franchise releases Middle-earth: Shadow of War and Injustice 2.”

Mr. Bewkes continued: “HBO again excelled with its combination of the biggest Hollywood hit movies and award-winning original programming - receiving more Primetime Emmy Awards in 2017 than any other network for the 16th consecutive year as well as four Golden Globe Awards in 2018 for Big Little Lies, also the most of any network. Led by its great content, Home Box Office delivered its highest increase in domestic subscribers ever in 2017 and its best subscription revenue growth in over 20 years. Turner continued to deliver exceptional value with TBS, TNT and Adult Swim all ranking among ad-supported cable’s top five networks in primetime among adults 18-49 for the year. Turner claimed the #1 comedy across all television among adults 18-34 with Adult Swim’s Rick and Morty, and CNN was the #1 digital news destination for the second year in a row. We remain excited about the proposed merger with AT&T, pending judicial review, and the potential to accelerate our pace of innovation and connect more directly with consumers.”

Full-Year Company Results

Full-year revenues increased 7% to $31.3 billion due to increases at all operating divisions. Operating Income increased 5% to $7.9 billion and Adjusted Operating Income increased 7% to $8.2 billion due to increases at all operating divisions.

The Company posted 2017 Diluted Income per Common Share from Continuing Operations (“EPS”) of $6.64, up 34% compared to $4.94 in 2016. Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) was $7.47, up 27% from $5.86 for the prior year. EPS and Adjusted EPS in 2017 include a tax provision benefit of $1.07 related to the U.S. tax reform legislation enacted at the end of 2017. EPS and Adjusted EPS in 2016 included a net tax benefit of $0.29 related to an Internal Revenue Service (“IRS”)-approved tax accounting method change. Adjusted EPS excludes premiums paid and costs incurred in connection with debt repurchases of $1.1 billion in 2017 and $1.0 billion in 2016.

In 2017, Cash Provided by Operations from Continuing Operations reached $5.1 billion and Free Cash Flow totaled $4.4 billion.

Fourth-Quarter Company Results

Revenues grew 9% to $8.6 billion due to increases at all operating divisions. Operating Income increased 13% to $1.9 billion and Adjusted Operating Income increased 9% to $1.9 billion due to growth at Turner and Home Box Office and lower corporate expenses, partially offset by decreases at Warner Bros. and a negative swing in intercompany eliminations.

The Company posted EPS of $1.75 compared to $0.40 for the prior year quarter. Adjusted EPS was $2.66 versus $1.25 for the prior year quarter. EPS and Adjusted EPS in the current year quarter include a tax provision benefit of $1.06 related to the U.S. tax reform legislation enacted at the end of 2017. Adjusted EPS excludes premiums paid and costs incurred in connection with debt repurchases of $1.1 billion in the current year quarter and $1.0 billion in the prior year quarter.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Turner	$3,123	$2,838	$12,081	$11,364
Home Box Office	1,680	1,491	6,329	5,890
Warner Bros.	4,053	3,868	13,866	13,037
Intersegment eliminations	(245)	(306)	(1,005)	(973)

Total Revenues	$8,611	$7,891	$31,271	$29,318

Operating Income (Loss) (a):
Turner	$1,026	$841	$4,489	$4,372
Home Box Office	486	429	2,152	1,917
Warner Bros.	512	574	1,761	1,734
Corporate	(96)	(168)	(430)	(498)
Intersegment eliminations	(21)	15	(52)	22

Total Operating Income	$1,907	$1,691	$7,920	$7,547

Adjusted Operating Income (Loss) (a):
Turner	$1,022	$851	$4,506	$4,426
Home Box Office	483	431	2,189	1,928
Warner Bros.	514	586	1,861	1,662
Corporate	(80)	(124)	(339)	(437)
Intersegment eliminations	(21)	15	(52)	22

Total Adjusted Operating Income	$1,918	$1,759	$8,165	$7,601

Depreciation and Amortization:
Turner	$55	$52	$219	$208
Home Box Office	29	22	101	88
Warner Bros.	99	86	345	347
Corporate	8	7	29	26
Intersegment eliminations	—	—	—	—

Total Depreciation and Amortization	$191	$167	$694	$669

(a)	Operating Income (Loss) and Adjusted Operating Income (Loss) for the three months and year ended December 31, 2017 and 2016 included restructuring and severance costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Turner	$(51)	$(46)	$(59)	$(61)
Home Box Office	(7)	(8)	(13)	(49)
Warner Bros.	(38)	2	(46)	(4)
Corporate	(1)	(1)	(2)	(3)

Total Restructuring and Severance Costs	$(97)	$(53)	$(120)	$(117)

Presented below is a discussion of the performance of Time Warner’s segments for the fourth quarter and full year of 2017. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Full-Year Results

Revenues increased 6% ($717 million) to $12.1 billion, benefiting from increases of 13% ($752 million) in Subscription revenues and 11% ($74 million) in Content and other revenues, partially offset by a decrease of 2% ($109 million) in Advertising revenues. The increase in Subscription revenues was due to higher domestic rates and growth at Turner’s international networks, partially offset by lower domestic subscribers. Content and other revenues increased due to higher licensing revenues. The decline in Advertising revenues was primarily due to lower delivery at Turner’s domestic entertainment networks and the comparison to Turner’s networks airing the NCAA Division I Men’s Basketball National Championship and Final Four games in the prior year, partially offset by increases at Turner’s news businesses and growth at Turner’s international networks.

Operating Income increased 3% ($117 million) to $4.5 billion due to the increase in revenues, partially offset by higher expenses, including increased programming and marketing costs. Programming costs grew 12% primarily due to higher costs related to the first year of Turner’s new agreement with the NBA. The increase in marketing costs was mainly to support original series on Turner’s domestic entertainment networks.

Adjusted Operating Income increased 2% ($80 million) to $4.5 billion.

In 2017: Turner had three of the top five ad-supported cable networks in primetime among adults 18-49 with TBS, TNT and Adult Swim; Adult Swim was the #1 ad-supported cable network in total day among adults 18-34 and 18-49; and Rick and Morty ranked as the #1 comedy across all of television among adults 18-34. CNN was the #1 news network in both primetime and total day among adults 18-34 and was also the #1 digital news destination for the second consecutive year in 2017. Through January 25, viewership of NBA on TNT during the 2017-2018 regular season is up 21% compared to last season. In 2017, Turner acquired the multi-platform rights to the UEFA Champions League and Europa League in the U.S., starting with the 2018-2019 season, and the rights to air Primera Division soccer matches in Argentina, in conjunction with Fox Sports Latin America, and agreed to acquire the multi-platform rights to Chilean soccer matches, including Primera Division matches, subject to regulatory review and approval.

Fourth-Quarter Results

Revenues increased 10% ($285 million) to $3.1 billion, due to increases of 14% ($204 million) in Subscription revenues, 32% ($55 million) in Content and other revenues and 2% ($26 million) in Advertising revenues. Subscription revenues benefited from higher domestic rates and growth at Turner’s international networks, partially offset by lower domestic subscribers. Content and other revenues increased primarily due to higher licensing revenues. The increase in Advertising revenues was due to higher revenues associated with MLB postseason games and growth at Turner’s international networks, partially offset by a decline at Turner’s news businesses related to the comparison to last year’s U.S. Presidential election.

Operating Income increased 22% ($185 million) to $1.0 billion, reflecting revenue growth partially offset by higher expenses, including increased programming costs. Programming expenses grew 10%, mainly due to higher costs associated with airing MLB postseason games.

Adjusted Operating Income increased 20% ($171 million) to $1.0 billion.

HOME BOX OFFICE

Full-Year Results

Revenues increased 7% ($439 million) to $6.3 billion, due to an increase of 11% ($532 million) in Subscription revenues, partially offset by a decrease of 10% ($93 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic subscribers and rates and international growth. Content and other revenues declined due to lower home entertainment revenues.

Operating Income increased 12% ($235 million) to $2.2 billion, reflecting higher revenues partially offset by increased expenses, including higher programming and marketing costs. Programming costs grew 4%, reflecting higher original and acquired programming costs, partially offset by lower programming charges. The increase in marketing costs was related to original programming and HBO’s OTT products.

Adjusted Operating Income grew 14% ($261 million) to $2.2 billion.

Home Box Office added over 5 million domestic subscribers across its HBO and Cinemax services in 2017, its largest annual increase ever. In 2017, HBO received 29 Primetime Emmy Awards, the most of any network for the 16th consecutive year, including Outstanding Comedy Series for Veep, Outstanding Limited Series for Big Little Lies and Outstanding Variety Talk Series for Last Week Tonight with John Oliver. In 2018, HBO received four Golden Globe Awards for Big Little Lies, the most of any network. Average viewership for the seventh season of Game of Thrones increased 28% year over year to 33 million viewers, a record for an HBO original series. In November 2017, HBO launched OTT services in 11 Central European countries.

Fourth-Quarter Results

Revenues increased 13% ($189 million) to $1.7 billion, reflecting an increase of 16% ($206 million) in Subscription revenues, partially offset by a decrease of 7% ($17 million) in Content and other revenues. Subscription revenues increased due to higher domestic subscribers and rates and international growth. The decrease in Content and other revenues reflects lower international licensing revenues.

Operating Income increased 13% ($57 million) to $486 million. The growth in revenues more than offset higher expenses, including programming and marketing costs. Programming expenses increased 13%, due to higher original and acquired programming costs. The increase in marketing costs was related to original programming and HBO’s OTT products.

Adjusted Operating Income increased 12% ($52 million) to $483 million.

WARNER BROS.

Full-Year Results

Revenues increased 6% ($829 million) to $13.9 billion due to growth in theatrical, television and games revenues. Theatrical revenues benefited from higher television licensing revenues of theatrical product, the strong box office performances of Wonder Woman and It, and higher home entertainment revenues. Games revenues increased due to the mix of releases, including Middle-earth: Shadow of War, Injustice 2 and Golf Clash. Television revenues grew primarily due to higher licensing revenues related to certain library series, partially offset by lower initial telecast revenues.

Operating Income increased 2% ($27 million) to $1.8 billion, with the growth in revenues largely offset by higher associated costs due to the mix of television product as well as higher selling, general and administrative costs and restructuring and severance charges. Operating Income in the prior year also included a $90 million gain on the sale of Flixster.

Adjusted Operating Income increased 12% ($199 million) to $1.9 billion. Adjusted Operating Income in the prior year excluded the gain on the sale of Flixster.

For the 90th Academy Awards, Warner Bros. films received 14 nominations, including Best Picture and Best Directing nominations for Dunkirk. At the global box office, Warner Bros. films grossed over $5 billion in box office receipts in 2017. Five Warner Bros. films each grossed more than $500 million at the global box office and eight films ranked #1 in their opening weekends in the U.S., more than any other studio. For the 2017-2018 television season, Warner Bros. is producing 70 series, including 37 primetime series on broadcast networks, the most of any studio for the 9th season in a row. Season-to-date, among adults 18-49, The Big Bang Theory and Young Sheldon are the #1 and #2 comedies, respectively, and The Voice is the #1 unscripted series.

Fourth-Quarter Results

Revenues increased 5% ($185 million) to $4.1 billion, primarily reflecting higher games revenues, partially offset by lower theatrical revenues. Games revenues benefited from a favorable mix of releases in the current year period, including Middle-earth: Shadow of War. Theatrical revenues decreased as lower home entertainment revenues related to the comparison to last year’s release of Suicide Squad were partly offset by higher television licensing revenues of theatrical product.

Operating Income decreased 11% ($62 million) to $512 million, as the increase in revenues was more than offset by higher associated costs of revenues due to the mix of television and games product, as well as higher restructuring and severance costs.

Adjusted Operating Income decreased 12% ($72 million) to $514 million.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

For the year ended December 31, 2017, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $5.2 billion and EPS of $6.64. This compares to Income from Continuing Operations attributable to Time Warner Inc. common shareholders in 2016 of $3.9 billion and EPS of $4.94. The increase in EPS primarily reflects higher Operating Income, a lower effective tax rate reflecting the tax provision benefit related to the U.S. tax reform legislation enacted at the end of 2017 and lower interest expense.

Adjusted EPS was $7.47 for the year ended December 31, 2017, compared to $5.86 in 2016. Adjusted EPS excludes premiums paid and costs incurred in connection with debt repurchases of $1.1 billion in the current year and $1.0 billion in the prior year.

For 2017 and 2016, the Company had Net Income attributable to Time Warner Inc. shareholders of $5.2 billion and $3.9 billion, respectively.

Fourth-Quarter Results

For the three months ended December 31, 2017, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $1.4 billion and EPS of $1.75 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner Inc. common shareholders in the fourth quarter of 2016 of $317 million, or $0.40 per diluted common share. The increase in EPS reflects the tax provision benefit related to the U.S. tax reform legislation enacted at the end of 2017 and higher Operating Income.

Adjusted EPS was $2.66 for the three months ended December 31, 2017, compared to $1.25 in last year’s fourth quarter. Adjusted EPS excludes premiums paid and costs incurred in connection with debt repurchases of $1.1 billion in the current year quarter and $1.0 billion in the prior year quarter.

For the fourth quarters of 2017 and 2016, the Company had Net Income attributable to Time Warner Inc. shareholders of $1.4 billion and $293 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Beginning with periods ending on or after October 1, 2016, Adjusted Operating Income (Loss) is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Beginning with periods ending on or after October 1, 2016, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

For periods ending on or before December 31, 2016, Free Cash Flow has been defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any.

On January 1, 2017, the Company adopted, on a prospective basis, new accounting guidance that requires excess tax benefits from equity instruments to be classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows. Previously, excess tax benefits from equity instruments were classified as a cash flow from financing activities and amounts related to such excess tax benefits were added in the calculation of Free Cash Flow. Because of the Company’s adoption of the new accounting guidance, such adjustment is no longer necessary. Therefore, beginning with periods ending on or after January 1, 2017, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, and contingent consideration payments made in connection with acquisitions, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses, including the pending merger with AT&T Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE

Time Warner Inc. issued a separate release today regarding its 2018 full-year business outlook.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Jessica Holscott (212) 484-6720
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and equivalents	$2,621	$1,539
Receivables, less allowances of $896 and $981	9,401	8,699
Inventories	2,401	2,062
Prepaid expenses and other current assets	796	1,185

Total current assets	15,219	13,485
Noncurrent inventories and theatrical film and television production costs	8,275	7,916
Investments, including available-for-sale securities	3,924	3,337
Property, plant and equipment, net	2,707	2,510
Intangible assets subject to amortization, net	585	783
Intangible assets not subject to amortization	7,006	7,005
Goodwill	27,776	27,752
Other assets	3,717	3,178

Total assets	$69,209	$65,966

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,916	$7,192
Deferred revenue	711	564
Debt due within one year	5,450	1,947

Total current liabilities	14,077	9,703
Long-term debt	18,294	22,392
Deferred income taxes	1,584	2,678
Deferred revenue	468	486
Other noncurrent liabilities	6,375	6,341
Redeemable noncontrolling interest	35	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 780 million and 772 million shares outstanding	17	17
Additional paid-in capital	145,077	146,780
Treasury stock, at cost (872 million and 880 million shares)	(47,074)	(47,497)
Accumulated other comprehensive loss, net	(1,437)	(1,510)
Accumulated deficit	(68,208)	(73,455)

Total Time Warner Inc. shareholders’ equity	28,375	24,335
Noncontrolling interest	1	2

Total equity	28,376	24,337

Total liabilities and equity	$69,209	$65,966

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$8,611	$7,891	$31,271	$29,318
Costs of revenues	(5,181)	(4,658)	(17,647)	(16,376)
Selling, general and administrative	(1,358)	(1,435)	(5,438)	(5,123)
Amortization of intangible assets	(61)	(47)	(197)	(190)
Restructuring and severance costs	(97)	(53)	(120)	(117)
Asset impairments	(5)	(8)	(16)	(43)
Gain (loss) on operating assets, net	(2)	1	67	78

Operating income	1,907	1,691	7,920	7,547
Interest expense, net	(243)	(287)	(1,005)	(1,161)
Other loss, net	(1,047)	(993)	(970)	(1,191)

Income from continuing operations before income taxes	617	411	5,945	5,195
Income tax benefit (provision)	771	(94)	(701)	(1,281)

Income from continuing operations	1,388	317	5,244	3,914
Discontinued operations, net of tax	—	(24)	—	11

Net income	1,388	293	5,244	3,925
Less Net loss attributable to noncontrolling interests	1	—	3	1

Net income attributable to Time Warner Inc. shareholders	$1,389	$293	$5,247	$3,926

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,389	$317	$5,247	$3,915
Discontinued operations, net of tax	—	(24)	—	11

Net income	$1,389	$293	$5,247	$3,926

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.78	$0.41	$6.73	$5.00
Discontinued operations	—	(0.04)	—	0.01

Basic net income per common share	$1.78	$0.37	$6.73	$5.01

Average basic common shares outstanding	778.9	771.6	776.6	780.8

Diluted income per common share from continuing operations	$1.75	$0.40	$6.64	$4.94
Discontinued operations	—	(0.03)	—	0.02

Diluted net income per common share	$1.75	$0.37	$6.64	$4.96

Average diluted common shares outstanding	791.6	783.7	790.7	792.3

Cash dividends declared per share of common stock	$0.4025	$0.4025	$2.0125	$1.6100

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2017	2016
OPERATIONS
Net income	$5,244	$3,925
Less Discontinued operations, net of tax	—	(11)

Net income from continuing operations	5,244	3,914
Adjustments for noncash and nonoperating items:
Depreciation and amortization	694	669
Amortization of film and television costs	9,162	8,324
Asset impairments	16	43
(Gain) loss on investments and other assets, net	(367)	(131)
Equity in losses of investee companies, net of cash distributions	191	324
Equity-based compensation	227	277
Deferred income taxes	(1,010)	236
Premiums paid and costs incurred on debt redemption	1,087	1,008
Changes in operating assets and liabilities, net of acquisitions	(10,150)	(9,981)

Cash provided by operations from continuing operations	5,094	4,683
Cash used by operations from discontinued operations	(15)	(17)

Cash provided by operations	5,079	4,666
INVESTING ACTIVITIES
Investments in available-for-sale securities	(1)	(9)
Investments and acquisitions, net of cash acquired	(706)	(1,228)
Capital expenditures	(656)	(432)
Other investment proceeds	367	309

Cash used by investing activities	(996)	(1,360)

FINANCING ACTIVITIES
Borrowings	4,270	3,830
Debt repayments	(5,001)	(3,304)
Proceeds from exercise of stock options	206	172
Excess tax benefit from equity instruments	—	88
Principal payments on capital leases	(39)	(14)
Repurchases of common stock	—	(2,322)
Dividends paid	(1,265)	(1,269)
Other financing activities	(1,172)	(1,103)

Cash used by financing activities	(3,001)	(3,922)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	1,082	(616)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,539	2,155

CASH AND EQUIVALENTS AT END OF PERIOD	$2,621	$1,539

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services and a service that delivers video content to consumers over the internet (“OTT service”) domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and game production and distribution.

On October 22, 2016, the Company entered into an Agreement and Plan of Merger with AT&T Inc. (“AT&T”), West Merger Sub, Inc., and West Merger Sub II, LLC, pursuant to which the Company will be acquired by AT&T for a combination of $53.75 and shares of AT&T stock. At the time of entry into the merger agreement, the value of the merger consideration was $107.50 per share of Time Warner common stock and the value will vary, subject to a collar, prior to the closing of the transaction. The merger is conditioned on the receipt of certain antitrust and other required regulatory consents. On November 20, 2017, the United States Department of Justice (the “DOJ”) filed a lawsuit in the United States District Court for the District of Columbia (the “Court”) under a federal antitrust statute to enjoin the merger. The Court has set March 19, 2018 as the start date for the trial. Time Warner intends to vigorously contest the action. In addition, Time Warner and AT&T have agreed to extend the termination date of the Merger Agreement to April 22, 2018, and each has agreed to waive, until June 21, 2018, its right to terminate the Merger Agreement if the merger is not completed by April 22, 2018.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Intersegment Revenues
Turner	$19	$29	$88	$108
Home Box Office	11	(11)	17	(9)
Warner Bros.	215	288	900	874

Total intersegment revenues	$245	$306	$1,005	$973

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Home video and electronic delivery of theatrical product revenues	$432	$571	$1,567	$1,481
Home video and electronic delivery of television product revenues	155	157	418	470

Note 4. DISCONTINUED OPERATIONS, NET OF TAX

For the three months and year ended December 31, 2016, Discontinued operations, net of tax included expense of $24 million and $29 million, respectively, related to pension settlement charges related to businesses the Company previously disposed of. The year ended December 31, 2016, also included $40 million of income related to the recognition of additional tax benefits associated with certain foreign tax attributes of Warner Music Group (“WMG”), which the Company disposed of in 2004.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2017

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,022	$(4)	$(2)	$10	$—	$1,026
Home Box Office	483	—	—	3	—	486
Warner Bros.	514	(1)	—	—	(1)	512
Corporate	(80)	—	—	(16)	—	(96)
Intersegment eliminations	(21)	—	—	—	—	(21)

Time Warner	$1,918	$(5)	$(2)	$(3)	$(1)	$1,907

Margin(a)	22.3%	(0.1)%	—%	(0.1)%	—%	22.1%
Three Months Ended December 31, 2016
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$851	$(3)	$1	$(5)	$(3)	$841
Home Box Office	431	—	—	(2)	—	429
Warner Bros.	586	(3)	—	(7)	(2)	574
Corporate	(124)	(2)	—	(28)	(14)	(168)
Intersegment eliminations	15	—	—	—	—	15

Time Warner	$1,759	$(8)	$1	$(42)	$(19)	$1,691

Margin(a)	22.3%	(0.1)%	—%	(0.5)%	(0.3)%	21.4%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2017

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$4,506	$(9)	$66	$(73)	$(1)	$4,489
Home Box Office	2,189	—	—	(37)	—	2,152
Warner Bros.	1,861	(7)	1	(78)	(16)	1,761
Corporate	(339)	—	—	(91)	—	(430)
Intersegment eliminations	(52)	—	—	—	—	(52)

Time Warner	$8,165	$(16)	$67	$(279)	$(17)	$7,920

Margin(a)	26.1%	—%	0.2%	(0.9)%	(0.1)%	25.3%

Year Ended December 31, 2016

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$4,426	$(28)	$(14)	$(5)	$(7)	$4,372
Home Box Office	1,928	—	—	(2)	(9)	1,917
Warner Bros.	1,662	(9)	92	(7)	(4)	1,734
Corporate	(437)	(6)	—	(28)	(27)	(498)
Intersegment eliminations	22	—	—	—	—	22

Time Warner	$7,601	$(43)	$78	$(42)	$(47)	$7,547

Margin(a)	25.9%	(0.2)%	0.3%	(0.1)%	(0.2)%	25.7%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Asset impairments	$(5)	$(8)	$(16)	$(43)
Gain (loss) on operating assets, net	(2)	1	67	78
Costs related to the AT&T merger	(3)	(42)	(279)	(42)
Other	(1)	(19)	(17)	(47)

Impact on Operating Income	(11)	(68)	(245)	(54)
Investment gains, net	45	55	300	148
Amounts related to the separation or disposition of former Time Warner segments	(4)	(2)	(14)	(19)
Premiums paid and costs incurred on debt redemption	(1,087)	(1,008)	(1,087)	(1,008)
Items affecting comparability relating to equity method investments	(5)	3	(4)	(136)

Pretax impact	(1,062)	(1,020)	(1,050)	(1,069)
Income tax impact of above items	344	361	389	343

Impact of items affecting comparability on income from continuing operations	$(718)	$(659)	$(661)	$(726)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,389	$317	$5,247	$3,915
Less Impact of items affecting comparability on income from continuing operations	(718)	(659)	(661)	(726)

Adjusted income from continuing operations	$2,107	$976	$5,908	$4,641

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share from continuing operations	$1.75	$0.40	$6.64	$4.94
Less Impact of items affecting comparability on diluted net income per common share from continuing operations	(0.91)	(0.85)	(0.83)	(0.92)

Adjusted EPS	$2.66	$1.25	$7.47	$5.86

Average diluted common shares outstanding	791.6	783.7	790.7	792.3

Asset Impairments

During the three months ended December 31, 2017, the Company recognized miscellaneous asset impairments of $5 million which consisted of $4 million at the Turner segment and $1 million at the Warner Bros. segment. During the year ended December 31, 2017, the Company recognized asset impairments relating primarily to software of $16 million, which consisted of $9 million at the Turner segment and $7 million at the Warner Bros. segment.

During the three months ended December 31, 2016, the Company recognized asset impairments of $8 million, which consisted of $3 million at the Turner segment primarily related to miscellaneous assets, $3 million at the Warner Bros. segment related to certain internally developed software and $2 million at Corporate related to miscellaneous assets. During the year ended December 31, 2016, the Company recognized asset impairments of $43 million, which consisted of $28 million at the Turner segment primarily

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

related to an international broadcast license, $9 million at the Warner Bros. segment related to certain internally developed software and $6 million at Corporate related to miscellaneous assets.

Gain (Loss) on Operating Assets, Net

During the three months ended December 31, 2017, the Company recognized losses on operating assets of $2 million at the Turner segment. During the year ended December 31, 2017, the Company recognized net gains on operating assets of $67 million. These net gains consisted of $66 million at the Turner segment, including a $49 million gain on the sale of an Atlanta broadcast television station and a $13 million gain primarily relating to a non-income tax receivable, as well as $1 million at the Warner Bros. segment.

For the three months ended December 31, 2016, the Company recognized gains on operating assets of $1 million at the Turner segment. For the year ended December 31, 2016, the Company recognized $78 million of net gains on operating assets, consisting of $92 million of gains at the Warner Bros. segment, principally relating to the gain on the sale of Flixster’s net assets to Fandango Media, LLC, a subsidiary of NBCUniversal Media LLC, and $14 million of net losses at the Turner segment, principally relating to the pending disposition of a business.

Costs Related to the AT&T Merger

For the three months and year ended December 31, 2017, the Company recognized $3 million and $279 million, respectively, of costs related to the AT&T merger, consisting of a reversal of $10 million and expenses of $73 million, respectively, at the Turner segment, expenses of $0 and $78 million, respectively, at the Warner Bros. segment, expenses of $16 million and $91 million, respectively, at Corporate and a reversal of $3 million and expenses of $37 million, respectively, at the Home Box Office segment.

For the three months and year ended December 31, 2017, these costs reflected $14 million and $56 million, respectively, of external transaction costs and a reversal of $11 million and expenses of $223 million, respectively, of costs from employee retention programs (as discussed below). For the year ended December 31, 2017, $268 million of these costs are included in Selling, general and administrative expenses and the remainder in Costs of revenues in the accompanying Consolidated Statement of Operations.

For the three months and year ended December 31, 2016, the Company recognized $42 million of costs related to the AT&T merger, consisting of $28 million at Corporate, $7 million at the Warner Bros. segment, $5 million at the Turner segment and $2 million at the Home Box Office segment. These costs reflect $24 million of external transaction costs and $18 million of costs from employee retention programs (as discussed below). Approximately $40 million of these costs are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations and the remainder in Costs of revenues in the accompanying Consolidated Statement of Operations.

In connection with entering into the Merger Agreement, the Company has granted 5.7 million special retention restricted stock units (“Special Retention RSUs”) as of December 31, 2017 to certain employees of Time Warner and its divisions, including all executive officers of Time Warner. Half of the Special Retention RSUs will vest 25% per year on each of the first four anniversaries of February 15, 2017, and the remaining half will vest 25% per year on each of the first four anniversaries of February 15, 2018. Pursuant to the Special Retention RSU agreements, vesting as a result of retirement is not permitted unless the employee retires after the merger has closed. In addition, the awards do not accelerate automatically following the closing of the merger. Instead, the employee must remain employed following the closing, and the awards will vest only on the scheduled vesting date or upon termination of employment under certain circumstances, such as termination without cause, for good reason or due to retirement.

In addition, certain employees of Time Warner and its divisions, including executive officers of Time Warner other than the Chairman and CEO, have received or will receive a cash retention award. Half of the award will become payable upon the closing of the merger, and the remaining half will become payable six months thereafter, in both cases, subject to continued employment on the relevant payment date. Payment will also be made upon termination of employment without cause or for good reason. During the three months ended December 31, 2017, the Company reassessed the estimated service period associated with the cash retention

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

awards and recognized a reduction to Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Other

For the three months and year ended December 31, 2017, other includes external costs related to mergers, acquisitions or dispositions (other than the AT&T merger) of $1 million and $17 million, respectively, consisting of $1 million and $16 million, respectively, at the Warner Bros. segment primarily related to severance costs associated with the shutdown of a business in Latin America and, for the year ended December 31, 2017, $1 million at the Turner segment.

For the three months ended December 31, 2016, other reflects external costs related to mergers, acquisitions or dispositions of $5 million, consisting of $3 million at the Turner segment and $2 million at the Warner Bros. segment. For the three months ended December 31, 2016, other also includes $14 million of pension settlement charges at Corporate in connection with an amendment to the Time Warner Pension Plan. For the year ended December 31, 2016, other reflects external costs related to mergers, acquisitions or dispositions of $14 million, consisting of $7 million at the Turner segment, $4 million at the Warner Bros. segment and $3 million at Corporate. For the year ended December 31, 2016, other also includes $24 million of pension settlement charges at Corporate and $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan.

External costs related to mergers, acquisitions or dispositions and pension settlement charges are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains, Net

Investment gains, net are included in Other loss, net in the accompanying Consolidated Statement of Operations. The detail of Investment gains, net is shown in the table below (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Sale of interest in Omni Atlanta hotel joint venture	$—	$—	$99	$—
Gain on CME (a)	—	—	—	95
Gain on joint venture in Netherlands (b)	—	—	—	41
Fair value adjustments (c)	59	24	209	(20)
Gain (loss) on other investments	(14)	31	(8)	32

Investment gains, net	$45	$55	$300	$148

(a)	Related to financing transactions with Central European Media Enterprises Ltd. (“CME”) that were completed in the second quarter of 2016.
(b)	Related to a gain associated with an agreement to dissolve a Home Box Office joint venture in the Netherlands.
(c)	Related to warrants to purchase common stock of CME held by the Company.

Amounts Related to the Separation or Disposition of Former Time Warner Segments

For the three months and year ended December 31, 2017, the Company recognized losses of $4 million and $14 million, respectively, related to the disposition of former Time Warner segments, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc.

For the three months and year ended December 31, 2016, the Company recognized losses of $2 million and $19 million, respectively, related to the separation or disposition of former Time Warner segments. These losses included, for the three months and year ended December 31, 2016, losses of $2 million and $15 million, respectively, primarily reflecting pension and other

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

retirement benefits related to employees and former employees of Time Inc. and, for the year ended December 31, 2016, losses of $4 million primarily related to a legal settlement related to the disposition of WMG in 2004.

These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Premiums Paid and Costs Incurred on Debt Redemption

For the three months and year ended December 31, 2017, the Company recognized $1.087 billion of premiums paid and costs incurred in connection with the repurchase through tender offers of $3.5 billion aggregate principal amount of its outstanding debt from the following series: 9.150% Debentures due 2023, 7.570% Debentures due 2024, 6.850% Debentures due 2026, 6.950% Debentures due 2028, 6.625% Debentures due 2029, 7.625% Debentures due 2031, 7.700% Debentures due 2032, 8.300% Discount Debentures due 2036, 6.500% Debentures due 2036, 6.200% Debentures due 2040, 6.100% Debentures due 2040 and 6.250% Debentures due 2041, each of which continues to have amounts outstanding.

For the three months and year ended December 31, 2016, the Company recognized $1.008 billion of premiums paid and costs incurred in connection with the repurchase through tender offers of $3.0 billion aggregate principal amount of its outstanding debt from the following series: 7.700% Debentures due 2032, 7.625% Debentures due 2031, 6.500% Debentures due 2036 and 6.625% Debentures due 2029, each of which continues to have amounts outstanding.

These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three months and year ended December 31, 2017, the Company recognized $5 million and $4 million of losses, respectively, primarily related to net investment losses recorded by equity method investees. For the three months and year ended December 31, 2016, the Company recognized $3 million and $14 million of income, respectively, primarily related to net investment gains recorded by equity method investees and, for the year ended December 31, 2016, $150 million of losses related to the financing transactions with CME in 2016.

These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item. For the year ended December 31, 2017, the income tax impact includes a $69 million benefit primarily reflecting the reversal of a valuation allowance related to the use of capital loss carryforwards to offset the gains on the Turner segment’s sales of its interest in the joint venture that owns the Omni Atlanta hotel and its Atlanta broadcast television station.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash provided by operations from continuing operations	$1,136	$1,139	$5,094	$4,683
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	25	31	48	44
Add excess tax benefits from equity instruments	—	29	—	88
Less capital expenditures	(294)	(162)	(656)	(432)
Less principal payments on capital leases	(7)	(3)	(39)	(14)

Free Cash Flow	$860	$1,034	$4,447	$4,369